SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                                  April 5, 1996
                                ----------------
                                (Date of Report)


                      DEBBIE REYNOLDS HOTEL & CASINO, INC.
              -----------------------------------------------------
             (Exact Name of Registrant as specified in its charter)


                                     Nevada
                  ---------------------------------------------
                 (State or other jurisdiction of incorporation)


       0-18864                                         88-0335924
- ------------------------                 ------------------------------------
(Commission File Number)                  (IRS Employer Identification Number)


              305 Convention Center Drive, Las Vegas, Nevada 89109
          ----------------------------------------------------------
          (Address of principal executive offices including zip code)


                                 (702) 734-0711
              ---------------------------------------------------
              (Registrant's telephone number including area code)



                                       N/A
         ------------------------------------------------------------
         (Former name or former address, if changed since last report)




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Item 5.  Other Events.

     In its most recent filing on Form 10-QSB with the Securities and Exchange Commission (the "Commission"), Debbie Reynolds Hotel & Casino, Inc. (the "Company") reported net losses of $1,460,000 and $3,775,000, respectively, for the three and nine months ended September 30, 1995 and a working capital deficiency of $2,584,000 as of September 30, 1995.

     During the fourth quarter of 1995 the Company continued to incur substantial losses, comparable to the prior quarter's losses, and the Company's financial condition has continued to deteriorate. The Company anticipates that it will report substantial losses for the year ended December 31, 1995 and a significant working capital deficiency as of December 31, 1995 in its Annual Report on Form 10-KSB to be filed with the Commission (the "1995 Form 10-KSB"). On March 28, 1996 the Company filed a Form 12b-25 Notification of Late filing with the Commission with respect to its 1995 Form 10-KSB (the "Form 12b-25"). In the Form 12b-25 the Company indicated that it was unable to timely file its 1995 Form 10-KSB with the Commission because it was unable to engage its accountants due to its limited funds. Under the Form 12b-25 the Company had until April 15, 1996 to file its 1995 Form 10-KSB with the Commission. At the time of the filing of the Form 12b- 25, the Company had arranged for a short-term loan which would be used to pay its accountants for accounting services provided during the 1995 fiscal year which would allow the accountants to begin work on the audit for the 1995 Form 10-KSB. Since the filing of the Form 12b-25 the maker of the short-term loan decided not to make the loan, and, as a result, the Company will not be able to obtain audited financial statements by April 15, 1996 and, therefore, the Company will not be able to file its 1995 Form 10-KSB by such date. The Company anticipates and hopes that it will be able to arrange other financing in the near future which will enable it to engage its accountants to perform the audit work necessary to complete and file its 1995 Form 10- KSB.

     The Company currently is in default in the payment of the following indebtedness:

     1) an aggregate of approximately $160,000 of interest on its outstanding Debentures;

     2)  payroll taxes aggregating approximately $425,000;

     3)  equipment and signage leases aggregating approximately $500,000;

     4) an aggregate of approximately $250,000 in premiums on its health insurance;


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     5)  an aggregate of approximately $900,000 under the service agreement with
         Raymax Productions, a company wholly-owned by Ms. Reynolds; and

     6)  various other accounts payables aggregating approximately $1,250,000.


     In late 1995 the Company filed a Registration Statement on Form S-8 registering 750,000 shares of Common Stock underlying stock options (the
"Options") to be issued to Peter D. Bistrian Consulting, Inc. and Robert C. Brehm Consulting, Inc. (collectively the "Consultants") in consideration of certain consulting services to be performed by such entities under two separate consulting agreements. The Options were exercised by the Consultants through the issuance of two short-term promissory notes payable to the Company in the principal amounts of $364,500 and $198,000 (collectively the "Notes"). Subsequent to the issuance of the shares, the Consultants defaulted on the payment of the Notes. The Company currently is pursuing its remedies against the Consultants, their principals and others with respect to these shares.

     The Company has terminated its Amended and Restated Space Lease Agreement dated May 7, 1993 (the "Lease Agreement") with Debbie's Casino, Inc. Under the Lease Agreement Jackpot Enterprises, Inc. ("Jackpot"), through its subsidiary Debbie's Casino, Inc., owned and operated the casino located in the Debbie
Reynolds Hotel & Casino (the "Hotel"). The Company has terminated the Lease Agreement due to Jackpot's breach of the agreement. The Company does not have a gaming license to operate a casino but is in the process of applying for its own gaming license with the Nevada gaming authorities. As a result of such termination, the Hotel will no longer have a casino until such time, if and when, the Company obtains its own gaming license, or the Company enters into a lease agreement with another licensed gaming operator. At this time, the Company has no current plans to enter into another such lease arrangement and the Company is unable to predict, if and when, the Company may obtain its own gaming license.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         DEBBIE REYNOLDS HOTEL & CASINO, INC.



Date:  April 5, 1996                    By:/s/ TODD FISHER
                                           ------------------------------------
                                            Todd Fisher,
                                            Chief Executive Officer


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